Exhibit 21.1

Subsidiaries

Entity Name	Country (State)
Engenium Corporation	United States (Texas)
Ibas Ontrack AB	Sweden
Ibas Ontrack ApS	Denmark
Ibas Ontrack AS	Norway
Ibas Ontrack OY	Finland
KLDiscovery Limited	Ireland
KLDiscovery Limited	United Kingdom
KLDiscovery Ontrack (HK) Limited	Hong Kong
KLDiscovery Ontrack (Switzerland) GmbH	Switzerland
KLDiscovery Ontrack BV	The Netherlands
KLDiscovery Ontrack Franchise, LLC	United States (Delaware)
KLDiscovery Ontrack GmbH	Germany
KLDiscovery Ontrack K.K.	Japan
KLDiscovery Ontrack Limited	United Kingdom
KLDiscovery Ontrack LLC	United States (Minnesota)
KLDiscovery Ontrack Ltd (UK) Irish Branch	Ireland
KLDiscovery Ontrack Pte. Ltd.	Singapore
KLDiscovery Ontrack Pty Ltd.	Australia
KLDiscovery Ontrack S.L.	Spain
KLDiscovery Ontrack S.r.l.	Italy
KLDiscovery Ontrack Sarl	France
KLDiscovery Ontrack sp z.o.o.	Poland
KLDiscovery Private Limited	India
Kroll Ontrack (HK) Limited	Hong Kong
Kroll Ontrack AS	Norway
Kroll Ontrack Canada Co.	Canada
Kroll Ontrack Data Recovery LLC	United States (Minnesota)
Kroll Ontrack Data Recovery Pte Ltd	Singapore
Kroll Ontrack Info. Tech. Service (Shanghai) Co. Ltd.	China
Kroll Ontrack Pty Ltd	Australia
LD Intermediate Holdings Inc.	United States (Delaware)
LD International Holdings Ltd.	United Kingdom
LD International Holdings SRL	Barbados
LD Lower Holding, Inc.	United States (Delaware)
LDisc Holdings LLC	United States (Delaware)
LDiscovery LLC	United States (Delaware)
LDiscovery TX, LLC	United States (Delaware)
LD Topco, Inc.	United States (Delaware)
WVLD Acquisition Corp.	United States (Delaware)